EXHIBIT 10.44
Headquarters
West8 Tower, Suite 1000
10205 Westheimer Rd.
Houston, TX 77042
Phone: (713)-973-5389
Fax: (713) 973-5323
Beth Powers
VP & Chief Administrative Officer
August 22, 2008

Mr. Jerry Walker	Sent via e-mail
Spring, TX
Dear Jerry,
We are very pleased to offer you the position of Vice President & General Manager – North American Operations, reporting to Vince Volpe, President & CEO. If you accept this offer, we hope that you will join Dresser-Rand on or before September 29, 2008.
All of us who met you were impressed with your experience and knowledge. We are confident that you will be successful in this role and hope that you are equally excited about Dresser-Rand. As discussed verbally, we will establish a transition plan that is acceptable to both you and J.F. Chevrier, our current V.P & G.M. for North American Operations. We expect that you will take over full responsibility for this position on approximately January 1, 2009.
Your initial annual base salary will be $290,000. We conduct our annual salary review process in the first quarter and implement approved adjustments on April 1. Your salary will be reviewed in 2009 in line with the timing and budget guidelines established for similarly situated executives. You will participate in our annual incentive program (AIM) with a target payout level of 50% of your annual base salary, and a maximum payout of 100% of your annual base salary. For 2008, you will be eligible to receive a pro-rated portion of this incentive based on your full months of service during the year. Please review the attached 2008 AIM Program Summary and 2008 AIM Program Targets for additional details.
You will be eligible to participate in the Dresser-Rand long term incentive (LTI) program. Our 2008 program includes a combination of stock options and restricted stock that vest on a pro-rata basis over a 4-year period. You will receive an initial annual grant valued at $406,000. Dresser-Rand has adopted four annual fixed dates on which equity grants are made. This LTI grant will be awarded on the first fixed grant date following your start date. This grant replaces the annual grant you would otherwise receive in February of 2009 and as such you will not be eligible for an additional grant at that time.
You will be eligible for benefits under our Executive (Red) Relocation Policy. In addition, the Company is finalizing both a change in control (CIC) and severance program to be implemented later this year. You will be eligible for CIC and severance benefits at a level consistent with similarly situated executives. Both of these programs will contain terms normal and customary for such agreements.

You will be eligible to participate in the Dresser-Rand Non-Qualified Retirement Plan at a Tier 1 level. Additional details on this program are attached. Participation in our employee benefit programs will begin on the first of the month following your hire date.
All compensation and employee benefit programs are subject to program guidelines, summary plan descriptions, and or plan documents, as appropriate.
This offer of employment is contingent upon successful completion of several remaining actions such as an interview with our industrial psychologist, reference and background checks, standard pre-employment drug screen, providing the necessary documentation to ensure compliance with the Immigration Reform and Control Act of 1986, and signing company policy agreements such as our Code of Conduct. Lynna Bond (713-973-5380) will continue to be your contact to make arrangements for these remaining procedures.
If you have any questions, please contact me directly on my cell phone at 716-378-7379.
Very truly yours,
Elizabeth C. Powers
Vice President & Chief Administrative Officer
I accept the offer of employment from Dresser-Rand, as described above.

/s/ J. T. Walker	8-26-08

(Signature)	(Date)

Cc:	Vincent R. Volpe Jr. Amber J. Macksey

Attachments:	2008 AIM Program Summary 2008 AIM Program Targets Dresser-Rand Non-Qualified Plan Dresser-Rand Red Relocation Policy